Exhibit 10.63

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is dated as of and executed on March 27, 2006, and is entered into by and between Resorts International Hotel, Inc., a New Jersey corporation (the “Company”), Colony RIH Holdings, Inc., a Delaware corporation (“Colony RIH”) and Audrey S. Oswell (“Executive”).

WHEREAS, Executive and the Company are parties to an employment agreement by and among the Company and Executive, dated October 1, 2001 and a First Amendment to Employment Agreement dated as of June 17, 2004 (collectively, the “Employment Agreement”), pursuant to which Executive serves as President and Chief Executive Officer of the Company; and

WHEREAS, Executive and Colony RIH are parties to a Stock Option Agreement dated as of October 1, 2001, as amended by Amendment to Stock Option Agreement dated June 17, 2004 (as so amended, the “Option Agreement”) between Executive and Colony RIH pursuant to which certain options to purchase shares of capital stock of Colony RIH were issued to Executive; and

WHEREAS, subject to the terms and conditions contained herein, Executive and the Company have mutually agreed to embody in this Agreement the terms and conditions applicable to Executive’s termination of employment with the Company, effective as of the close of business on May 1, 2006 (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company, Colony RIH and Executive hereby agree as follows:

Section 1. Effective Date; Termination of Employment Agreement and Stock Option Agreement: Entire Agreement. The Company, Colony RIH and Executive hereby agree to this Agreement, effective as of the Effective Date.

(a) Termination of Employment Agreement. Upon the Effective Date, all rights and obligations of the Company (or its affiliated companies) and the Executive under the Employment Agreement and any other agreement, arrangement or understanding between the Company (or its affiliated companies) and the Executive, shall terminate and be cancelled in their entirety without liability of any party thereunder, and this Agreement shall constitute the entire agreement between Executive and the Company relating to Executive’s employment with the Company, termination thereof, and certain activities (as set forth herein) following such termination and shall supersede the Employment Agreement and any other agreement, arrangement and understanding, whether written, oral, express or implied, between Executive and the Company (or its affiliated companies) relating to Executive’s employment with and termination from employment with the Company and its affiliated companies. For the avoidance of doubt, as of the Effective Date Executive hereby waives her right to any payments or benefits in connection with her termination of employment pursuant to Section 6 of the Employment Agreement or rights to any bonus payment pursuant to any other agreement or understanding, whether written, oral, express or implied, between Executive and the Company and its affiliated companies (other than pursuant to this Agreement).

(b) Termination of Stock Option Agreement. In consideration of the payment set forth in this Section l(b), upon the Effective Date, all rights and obligations of Colony RIH and the Executive under and pursuant to the Option Agreement, and, as incorporated by reference in the Option Agreement, the Stockholders Agreement (as defined in the Option Agreement) shall terminate and be cancelled in their entirety without liability of any party thereunder. For the avoidance of doubt, on the Effective Date, Executive shall surrender and relinquish all right, title and interest in and to all options to purchase shares of Class A Common Stock and Class B Common Stock, as defined in the Option Agreement and deliver to Colony RIH for cancellation the original Option Agreement. In consideration of the termination of the Option Agreement and the surrender of all options by Executive, Colony RIH shall pay to Executive the sum of Three Hundred Fifty Thousand ($350,000) Dollars in a single lump-sum payment on the Effective Date.

(c) Change of Control. In the event that on or before June 30, 2006, the Company either consummates a transaction that would constitute a Change of Control (as defined in the Option Agreement), or executes a definitive agreement to consummate such a transaction and thereafter completes such transaction, then the Company shall pay to Executive on the date of closing of such transaction, cash in an amount equal to (i) the Call Price (as defined in the Option Agreement) for the number of shares of Class A Common Stock and Class B Common Stock which the Executive is entitled to purchase as of the Effective Date pursuant to vested options under the Option Agreement (the “Vested Options”), less (ii) the exercise price under the Option Agreement applicable to such Vested Options, and less (iii) Four Hundred Thousand ($400,000) Dollars.

Section 2. Resignation. Effective on the Effective Date, Executive shall resign as an officer and employee of the Company and from any and all directorships, committee memberships or any other positions she holds with the Company or any of its affiliated companies.

Section 3. Company Property. On the Effective Date, Executive shall return to the Company all Company-owned property in her possession on such date, including, but not limited to, all Company credit cards, handbooks, work manuals or procedure books, client or customer documents, tools, computers, or other Company equipment and/or materials maintained by Executive. For a twelve (12) month period following the Effective Date, the Company shall cause all non-business correspondence sent to Executive’s business address to be forwarded to an address designated from time to time by Executive.

Section 4. Accrued Payments and Benefits; Severance. The Company shall pay to Executive all of the following:

(a) Accrued Base Salary. On the Effective Date, the Company shall pay to Executive all accrued and unpaid Base Salary (as such term is defined in the Employment Agreement) prorated based on Executive’s service through the Effective Date.

(b) Accrued Vacation Pay. On the Effective Date, the Company shall pay to Executive all accrued and unused vacation pay and other Accrued Benefits (as such term is defined in the Employment Agreement) earned through the Effective Date, which, for the avoidance of doubt, Executive and the Company agree total One Hundred Eighteen Thousand Two Hundred Seventy ($118,270) Dollars, representing four (4) weeks of accrued and unused vacation pay, four (4) weeks of accrued and unused sick pay, and one (1) accrued and unused personal day.

(c) Accrued Bonus. On the Effective Date, the Company shall pay to Executive an amount equal to Thirty-Three Thousand Three Hundred Thirty-Four ($33,334) Dollars, representing the prorated portion based on Executive’s service through the Effective Date of the minimum annual bonus which Executive would have been entitled to receive under Paragraph 3(b) of the Employment Agreement if Executive had remained employed through the end of the fiscal year that includes the Effective Date.

(d) Severance Payment. Ten (10) days following the Effective Date, and provided the release and waiver of claims specified in Section 7 then remains in full force and effect, the Company shall pay to Executive a severance payment in the amount of Fifty Thousand ($50,000) Dollars.

(e) Expense Reimbursement. Upon submission by Executive of vouchers or receipts, the Company shall reimburse Executive for any expenses incurred by Executive in furtherance of Executive’s duties under the Employment Agreement through the Effective Date.

Section 5. Termination Benefits; Waiver of Non-Competition.

(a) Life Insurance. On the Effective Date, the Company shall assign and transfer to Executive the term life insurance policy maintained by the Company on the life of the Executive, and Executive shall assume all obligations with respect to such life insurance policy accruing on and after the Effective Date; provided that Executive will not be required to reimburse the Company for any premium paid covering periods after the Effective Date.

(b) Health Insurance. The Company shall continue medical and dental coverage for Executive and her eligible dependents on the Company’s group medical and dental health care plans in which Executive is currently enrolled until the earlier of December 31, 2006 or such time as Executive becomes eligible for the medical and dental benefits program of a new employer. Except to the extent of changes to any such plans applicable to participants generally, such medical and dental coverage shall be on the same terms existing on the date hereof for Executive including, without limitation, MERP benefits. In the event Executive is not eligible for continued enrollment in such medical and dental plans and elects to continue health care coverage for herself and her eligible dependents under the group health plan of the Company pursuant to COBRA, the Company shall reimburse executive for the Executive’s COBRA premiums through December 31, 2006.

(c) Waiver of Non-Competition. For the avoidance of doubt, the Company forever waives, discharges and releases Executive from the obligations contained in the restrictive covenants relating to non-competition set forth in Section 7(a) or elsewhere in the Employment Agreement.

Section 6. Full Settlement. The amounts paid under Sections l(b), 4 and 5 shall constitute full settlement and satisfaction with respect to all obligations and liabilities of the Company, Colony RIH and their affiliates, officers, directors, trustees, employees, shareholders, representatives and/or agents to Executive with respect to her employment with the Company, including, without limitation, all claims for wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay and any and all other forms of compensation or benefits. Except as otherwise specifically provided in this Agreement, by law or pursuant to the express provisions of any Company employee benefit plan, Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Effective Date.

Section 7. Release and Waiver of Claims at the Effective Date. In consideration for the benefits and payments provided for in Sections 4 and 5 of this Agreement, and other good and valuable consideration, the Company and Executive hereby agree to execute a mutual release and waiver of claims in the form attached hereto as Exhibit A, effective as of the Effective Date (except as provided in Section 2(e) of Exhibit A).

Section 8. Taxes. The payments due to Executive under this Agreement shall be subject to reduction to satisfy all applicable Federal, state and local employment and withholding tax obligations to the extent required by law.

Section 9. Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company or Colony RIH of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance relating to Executive’s employment or termination of employment.

Section 10. Continuing Obligations of Executive and the Company.

(a) Non-Solicitation of Clients. Executive covenants and agrees that for a period of one (1) year immediately following the Effective Date, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates, or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(b) Non-Solicitation of Employees, etc. Executive covenants and agrees that for a period of one (1) year immediately following the Effective Date, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such person or entity to leave or sever his, her or its employment relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

(c) Non-Disparagement. Except to the extent required by law, regulation or order of any court or governmental agency, each of the Company and Executive agree not to make any derogatory, disparaging or defamatory remarks, written or oral, about Executive or the Company, respectively, to any third party, or make any comments concerning any aspect of the termination of their relationship.

(d) Confidentiality by Executive. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company in accordance with Section 3 of this Agreement. Executive agrees that Executive shall not at any time, without the Company’s prior written consent, disclose to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way, provided, however, Executive may disclose information to the extent disclosure is compelled or required under applicable law pursuant to a discovery request, subpoena or court order. Executive shall provide to the Company prompt notice of any such proposed disclosure and cooperate, at the Company’s expense, with actions by the Company to protect the Confidential Information. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. This confidentiality provision shall survive the termination of this Agreement. Confidential Information shall not include all or any portion of information which (i) is approved for release by written authorization of the Company; (ii) is or becomes generally available to the public other than as a result of a disclosure by Executive; or (iii) was or becomes rightfully available to Executive on a non-confidential basis from a source other than the Company provided such source was not under a duty of confidentiality with respect to such information. Further, Executive may disclose the terms of this Agreement to her representatives and to third parties in connection with potential employment or engagement, provided that such third parties agree to keep the terms of this Agreement confidential until such time as the Company discloses the terms of this Agreement pursuant to the Company’s disclosure obligations under applicable law.

Section 11. Forfeiture of Payments; Limitation on Damages. Executive acknowledges that if Executive breaches, in any material respect, the terms or conditions contained in the Agreement, the Company will no longer be required to make or continue any payments or benefits payments described herein, to the extent permitted by applicable law. This does not limit the Company’s rights to seek specific performance under Section 13 hereof. No party hereto shall be entitled to consequential, special or punitive damages against any other party for breach of this Agreement, and the Company further agrees that it shall not have the right to recover against Executive damages for any breach of this Agreement in excess of the amount of the payments specified in Sections l(b) and 4(d) herein.

Section 12. Cooperation with Investigations/Litigation. Executive agrees to reasonably cooperate in any Company investigations and/or litigation regarding events which occurred during Executive’s tenure with the Company, whether civil, criminal, or administrative in nature; provided that such cooperation shall not, in Executive’s determination, unreasonably interfere with any future employment or engagement. The Company will reimburse Executive at the hourly rate of Three Hundred ($300) Dollars per hour and for her reasonable out-of-pocket expenses incurred by Executive in extending such cooperation.

Section 13. Specific Performance. Executive agrees that if Executive breaches any provision in Section 10 of this Agreement, the Company will be irreparably harmed and will have no adequate remedy at law and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining further breach of any of the provisions of Section 10 of this Agreement without any obligation to post a bond or other security. Company agrees that if Company or its affiliates, officers, directors, agents or other representatives breach any provision in Section 10(c) of this Agreement, Executive will be irreparably harmed and will have no adequate remedy at law and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining further breach of any of the provisions of Section 10(c) of this Agreement without any obligation to post a bond or other security.

Section 14. Notice. Other than a notice of revocation of the waiver and release of claims in accordance with Exhibit A attached hereto, any notice given by either party shall be in writing and shall be deemed to be given five (5) business days after deposit with the United States Postal Service, postage prepaid, certified return receipt requested or upon actual delivery to the other party at the following addresses:

To:	Resorts International Hotel, Inc. Colony RIH Holdings, Inc. 1133 Boardwalk Atlantic City, NJ 08401 Attn: General Counsel	To:	Audrey S. Oswell 30 Alpine Court Voorhees, NJ 06043

cc:	Graham, Curtin & Sheridan 4 Headquarters Plaza Morristown, NJ 07962 Attn: Peter Michael Laughlin	cc:	Klehr, Harrison, Harvey, Branzburg & Ellers, LLP 260 S. Broad Street Philadelphia, PA 19102 Attn: Leonard M. Klehr Attn: Ira C. Gubernick

Section 15. Arbitration Except as necessary for the Company, Colony RIH or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, shall be submitted to binding arbitration in Atlantic City, New Jersey according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. Such arbitration shall be held before an arbitrator mutually selected by the parties, or, absent agreement on an arbitrator within seven days following a notice to arbitrate, an arbitrator selected pursuant to the rules of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to other relief to which she or it may be entitled. The arbitration proceedings shall be confidential, except to the extent the Company is required by law or regulation to make disclosures with respect thereto. The arbitrator shall have no authority to add to, modify or delete terms from this Agreement.

Section 16. Entire Agreement. This Agreement, together with Exhibit A attached hereto and incorporated herein by this reference, represents the entire agreement of the parties with respect to the termination of Executive’s employment and shall supersede the Employment Agreement in all respects. As used herein the defined term “Agreement” includes this Agreement and the General Waiver and Mutual Release of Claims attached hereto as Exhibit A.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law thereof.

(b) Solely to the extent necessary for the Company, Colony RIH or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are available), each of the Company, Colony RIH and Executive hereby agrees and consents to be subject to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the State of New Jersey, in either case located in Camden County, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each of the Company, Colony RIH and Executive hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that any may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

(c) In the event any action is brought to enforce the terms of this Agreement, the non-prevailing party in any such action shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such action.

Section 17. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 19. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company, Colony RIH and Executive and their respective heirs, legal representatives, successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

/s/ Audrey S. Oswell
Audrey S. Oswell

RESORTS INTERNATIONAL HOTEL, INC.

By:	/s/ Nicholas L. Ribis
Name:	Nicholas L. Ribis
Title:	Director, Executive Vice President

COLONY RIH HOLDINGS, INC.

By:	/s/ Nicholas L. Ribis
Name:	Nicholas L. Ribis
Title:	Director, Executive Vice President

EXHIBIT A

GENERAL WAIVER AND MUTUAL RELEASE OF CLAIMS

This GENERAL WAIVER AND MUTUAL RELEASE OF CLAIMS (this “Release”) is dated as of May     , 2006, and is entered into by and between Resorts International Hotel, Inc., a New Jersey corporation (the “Company”), Colony RIH Holdings, Inc., a Delaware corporation (“Colony RIH”), and Audrey S. Oswell (“Executive”).

WHEREAS, the Company and Executive have agreed that Executive will resign her employment with the Company as of the Effective Date (as such term in defined in the Separation Agreement); and

WHEREAS, the terms and conditions applicable to Executive’s termination of employment with the Company on the Effective Date are set forth in that certain Separation Agreement, dated as of March 27, 2006 (the “Separation Agreement”), by and among the Company, Colony RIH Holdings, Inc. and Executive, including the condition that Executive execute and deliver this Release effective on the Effective Date.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Release, the Separation Agreement and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company, Colony RIH and Executive hereby agree as follows:

Section 1. Release of Claims.

(a) In consideration of the benefits and payments provided for in Sections 4 and 5 of the Separation Agreement, Executive, for herself and for her heirs, administrators, representatives, executors, successors and assigns (collectively “Executive”), hereby releases, waives, discharges and gives up any and all “Executive Claims” (as defined below) which Executive has or may have against the Company and its parents, affiliates (including Colony RIH), and subsidiaries and each of their current and past shareholders, members, partners, officers, directors, employees, attorneys, and agents, as well as any future successor or assign or estate of any of the foregoing (collectively the “Company”) arising on or prior to the Effective Date and that relate to the Company or any of its affiliated companies. For purposes of this Release, “Executive Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, vacation pay, bonuses, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of Delaware or any other state and the United States, including but not limited to, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Fair Labor

Standards Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Family Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and the New Jersey Constitution and any analogous local or state laws or statutes, as each may be amended from time to time, claims for workers compensation under New Jersey law, and any other claim based upon any act or omission, whether intentional or unintentional. This releases all Executive Claims including those of which Executive is not aware and those not mentioned in this Release. Executive specifically releases any and all claims arising out of Executive’s employment with the Company or termination therefrom. Nothing in this Release shall preclude Executive from (i) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), Casino Control Commission or Division of Gaming Enforcement, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding or (ii) exercising her rights under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA.

(b) Notwithstanding the foregoing, Executive does not release, discharge or waive: (i) any rights to receive any vested and/or accrued benefits provided under the provisions of any Company-maintained qualified retirement plan in which Executive participates, (ii) any rights to reimbursement for Company-related business expenses incurred by Executive on or prior to the Effective Date, (iii) any conversion rights under a Company-sponsored group term life insurance plan in which Executive participates, (iv) any rights to enforce the terms of the Separation Agreement and this Release, (v) any rights to indemnification under the certificate of incorporation, bylaws or other organizational documents of the Company or any of its affiliated companies, or (vi) any rights to elect COBRA coverage.

(c) In consideration of the termination of Executive’s Employment Agreement pursuant to Section 1 of the Separation Agreement and other good and sufficient consideration, the Company and Colony RIH hereby release, waive, discharge and give up any and all “Company Claims” (as defined below) which the Company and/or Colony RIH has or may have against Executive, arising on or prior to the Effective Date. “Company Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever including, without limitation, for debts, sums of money, wages, salary, severance pay, vacation pay, bonuses, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States. This releases all Company Claims including those of which the Company or Colony RIH is not aware and those not mentioned in this Release. The Company specifically releases any and all claims arising out of Executive’s employment with the Company or termination therefrom. Notwithstanding the foregoing, the Company and Colony RIH do not release any rights to enforce the terms of the Separation Agreement and this Release

Section 2. Release and Waiver of Claims under the Age Discrimination in Employment Act. Executive acknowledges that the Company encouraged her to consult with an attorney of her choosing, and through this Release encourages her to consult with her attorney with respect to possible claims under ADEA, as well as under all other federal, state and local laws within the scope of Section l(a), above, and that Executive acknowledges that she understands that ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. Executive wishes to waive any and all Executive Claims under ADEA, as well as under all other federal, state and local laws within the scope of Section l(a), above, that she may have, as of the Effective Date, against the Company and hereby waives such Executive Claims. Executive further understands that by signing this Release she is in fact waiving, releasing and forever giving up any Executive Claim under ADEA, as well as all other federal, state and local laws within the scope of Section l(a), above, that may have existed on or prior to the Effective Date. Without detracting in any respect from any other provision of this Release:

(a) Executive agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or Executive Claims she has or may have against the Company within the scope of Section l(a) including, but not limited to, all rights or claims within the scope of Section l(a) arising under ADEA; and that she has no physical or mental impairment of any kind that has interfered with her ability to read and understand the meaning of this Release or its terms, and that she is not acting under the influence of any medication, drug or chemical of any type in entering into this Release.

(b) Executive understands that, by entering into this Release, she does not waive rights or claims under ADEA that may arise after the date of the execution of this Release.

(c) Executive agrees and acknowledges that the consideration provided to her under the Separation Agreement is in addition to anything of value to which she is already entitled.

(d) Executive acknowledges that she was informed that she had at least 21 calendar days in which to review and consider this Release, and in which to consult with her attorney regarding the terms and effect of this Release.

(e) Notwithstanding anything contained herein to the contrary, this Release will not become effective or an enforceable waiver with respect to any rights or claims of Executive against the Company that relate to matters arising under ADEA for a period of seven (7) calendar days following its execution by Executive (the “ADEA Effective Date”), during which time Executive may revoke her acceptance of this Release solely with respect to all rights or claims arising under ADEA by notifying Nicholas R. Amato, fax number 609-340-7892, in writing. To be effective, such revocation must be received by the Company no later than 11:59pm on the seventh calendar day following its execution.

(f) In the event of a revocation of this Release by Executive pursuant to subparagraph (e) above, (i) this Release will be null and void and of no effect solely with respect to any rights or claims of Executive against the Company relating to matters arising under ADEA, (ii) the Company will have no obligations hereunder or under the Separation Agreement, and (iii) the Company may, to the full extent permitted by law, discontinue any amounts otherwise payable to Executive under the Separation Agreement and, at its election, also seek to recover all amounts previously paid to Executive under the Separation Agreement. A revocation of a this Release by Executive as provided in subparagraph (e) above shall not affect Executive’s waiver and release of claims other than with respect to matters relating to ADEA, and the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g) Nothing in this Release shall preclude or prevent Executive from filing a claim with the EEOC that challenges the validity of this release of any Executive Claim under ADEA solely with respect to any liability of the Company under ADEA arising on or before the Effective Date.

Section 3. Non-Admission. Executive expressly acknowledges that this Release does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance relating to Executive’s employment or termination of employment.

Section 4. Entire Agreement. This Release, together with the Separation Agreement, represents the entire agreement of the parties with respect to the termination of Executive’s employment.

(a) This Release shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law thereof.

(b) Each of the Company, Colony RIH and Executive hereby agrees and consents to be subject to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the State of New Jersey in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Release. Each of the Company, Colony RIH and Executive hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that they may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

(c) In the event an action is brought to enforce the terms of this Release, the non-prevailing party in any such action shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such action.

Section 5. Severability. In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 6. Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 7. Effectiveness. Except as provided in Section 2(e) in the event Executive shall revoke this Release solely with respect to any rights or claims of Executive against the Company relating to matters arising under ADEA, this Release shall become and remain effective as of the Effective Date.

Section 8. Successors and Assigns. This Release shall be binding upon, inure to the benefit of and be enforceable by the Company, Colony RIH and Executive and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Release as of the date and year first above written.

/s/ Audrey S. Oswell
Audrey S. Oswell

RESORTS INTERNATIONAL HOTEL, INC.

By:	/s/ [ILLEGIBLE]
Name:
Title:

COLONY RIH HOLDINGS, INC.

By:	/s/ [ILLEGIBLE]
Name:
Title:

I, Audrey S. Oswell, acknowledge that the Company delivered the General Waiver and Mutual Release of Claims (the “Release”) to me on March 27, 2006. I understand that I am entitled to take 21 days to review and consider the Release. I have reviewed the Release, and I am now making a knowing and voluntary decision to accept the terms and conditions outlined in the Release as of today. In other words, I am waiving the 21-day review period.

I also understand that I have 7 days from today to revoke the Release solely with respect to any rights or claims I may have against the Company relating to matters arising under ADEA in accordance with Section 2(e) of the Release if I change my mind.

Dated:
Audrey S. Oswell